Exhibit 99.1

Essential Properties Announces Third Quarter 2019 Results

- Increased Third Quarter Net Income per Share by 50% and AFFO per Share by 16% -

- Closed Investments of $173.6 Million at a 7.5% Weighted Average Cash Cap Rate -

- Raises Low End of 2019 AFFO per Share Guidance and Issues 2020 Guidance -

- Investment Grade Rating of BBB- Issued by Fitch Ratings Subsequent to Quarter End -

November 6, 2019

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), today announced operating results for the three and nine months ended September 30, 2019.

Third Quarter 2019 Financial and Operating Highlights

•	Ended the third quarter at 100.0% leased with a weighted average lease term (“WALT”) of 14.4 years and a weighted average rent coverage ratio of 2.9x
•	Grew Same-Store Contractual Cash Rents by 1.7%
•	Reduced top 10 tenant concentration to 25.5%, a 250 bps sequential decline
•	Invested $173.6 million in 139 properties at a 7.5% weighted average cash cap rate
•	Net income per fully diluted share increased 50% to $0.18 per share
•	Increased Funds from Operations (“FFO”) per fully diluted share 8% to $0.18 per share
•	Grew Core Funds from Operations (“Core FFO”) per fully diluted share by 24% to $0.31
•	Grew Adjusted Funds from Operations (“AFFO”) per fully diluted share by 16% to $0.29
•	Raised $75.0 million in gross proceeds from the sale of 3,344,805 shares of common stock through the Company’s at-the-market equity program (“ATM Program”)
•	Net Debt to Annualized Adjusted EBITDAre was 4.8x at quarter end

2019 and 2020 Guidance

The Company is increasing its expectation at the low end that 2019 AFFO per share on a fully diluted basis will be within a range of $1.13 to $1.15, which compares to its prior guidance of $1.11 to $1.15. For 2020, the Company currently expects AFFO per share on a fully diluted basis to be within a range of $1.27 to $1.30, which implies 13% growth at the midpoint of both guidance ranges.

CEO Comments

Commenting on the third quarter results, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “With third quarter AFFO per share increasing 16% year-over-year, our quarterly results exemplified the compelling growth potential of our focused and disciplined investment platform. Our portfolio fundamentals continue to be strong with solid same-store rent growth, full occupancy, healthy unit-level coverages, and improved tenant diversity. Looking ahead to 2020, our investment pipeline is full, and our balance sheet remains well capitalized and supportive of our external growth.”

Net Investment Activity

Investments

During the quarter ended September 30, 2019, Essential Properties invested $173.6 million in 139 properties in 28 separate transactions at a weighted average cash and GAAP cap rate of 7.5% and 8.2%, respectively. These properties are 100% leased with a WALT of 16.6 years. As a percentage of cash ABR, 87.8% of the Company’s investments for the quarter ended September 30, 2019 came from sale-leaseback transactions, 73.0% were subject to a master lease and 100% are required to provide the Company with financial reporting.

During the nine months ended September 30, 2019, Essential Properties invested $482.1 million in 281 properties in 95 separate transactions at a weighted average cash and GAAP cap rate of 7.4% and 8.2%, respectively. These properties are 100% leased with a WALT of 15.7 years. As a percentage of cash ABR, 78.8% of the Company’s investments for the nine months ended September 30, 2019 came from sale-leaseback transactions, 64.3% were subject to a master lease and 100% are required to provide the Company with financial reporting.

Dispositions

During the quarter ended September 30, 2019, Essential Properties sold 10 properties, including one vacant property, for $19.5 million, recording a net gain on these dispositions of $4.1 million. The disposition weighted average cash cap rate on the nine leased properties sold in the quarter ended September 30, 2019 was 6.7%.

During the nine months ended September 30, 2019, Essential Properties sold 28 properties, including two vacant properties, for $56.8 million, recording a net gain on these dispositions of $8.2 million. The disposition weighted average cash cap rate on the 26 leased properties sold in the nine months ended September 30, 2019 was 6.8%.

Portfolio Update

Portfolio Highlights

As of September 30, 2019, Essential Properties’ portfolio consisted of 917 freestanding net lease properties, which included 75 properties that secured mortgage notes receivable, with a WALT of 14.4 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the portfolio was 100.0% leased by 199 tenants operating 233 different concepts across 45 states in 16 distinct industries. At quarter end, 93.5% of the Company’s cash ABR was generated from tenants that operate service-oriented or experience-based businesses, and 61.7% of its cash ABR was derived from properties subject to a master lease.

Leasing Activity

During the nine months ended September 30, 2019, the Company signed three new leases without vacancy and completed one lease assignment subject to a lease incentive at a total recovery rate of 103.6% vs. prior cash rents. Total leasing activity for the nine months ended September 30, 2019 represented 1.2% of total cash ABR.

Leverage and Balance Sheet and Liquidity

Leverage

As of September 30, 2019, the Company’s ratio of net debt to Annualized Adjusted EBITDAre was 4.8x.

Balance Sheet and Liquidity

Essential Properties had $155.0 million in outstanding borrowings under its $400 million unsecured revolving credit facility as of September 30, 2019, and had $245.0 million of unused borrowing capacity as of the same date. In addition, the Company had $26.2 million of cash and cash equivalents and restricted cash as of September 30, 2019.

ATM Program

In August 2019, the Company entered into a $200.0 million ATM Program through which the Company may, from time to time, sell shares of its common stock. The Company uses the proceeds generated from its ATM Program for general corporate purposes, including funding its investment activity, the repayment or refinancing of outstanding indebtedness, working capital and other general purposes. During the quarter ended September 30, 2019, the Company sold 3,344,805 shares of common stock through its ATM Program at an average price of $22.42 per share, raising gross proceeds of $75.0 million.

Subsequent to quarter end, the Company sold an additional 1,359,739 shares under its ATM program at an average price of $24.05, raising gross proceeds of $32.7 million.

Dividend Information

As previously announced, on September 6, 2019 Essential Properties declared a cash dividend of $0.22 per share of common stock for the quarter ended September 30, 2019. The dividend was paid on October 15, 2019 to stockholders of record as of the close of business on September 30, 2019.

2019 Guidance

The Company is increasing its expectation at the low end that 2019 AFFO per share on a fully diluted basis will be within a range of $1.13 to $1.15, which compares to its prior guidance of $1.11 to $1.15.

2020 Guidance

The Company currently expects 2020 AFFO per share on a fully diluted basis to be within a range of $1.27 to $1.30.

Note: The Company does not provide a reconciliation for its guidance range of AFFO per diluted share to net income available to common stockholders per diluted share, the most directly comparable forward looking GAAP financial measure, due to the inherent variability in timing and/or amount of various items that could impact net income available to common stockholders per diluted share, including, for example, gains or losses on debt extinguishment, impairments and other items that are outside the control of the Company.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on November 7, 2019 at 10:00 a.m. EST to discuss the results. To access the conference, dial (844) 369-8770. A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling (877) 481-4010 and entering the access code: 54125. The telephone replay will be available through November 21, 2019.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—Third Quarter Ended September 30, 2019 is available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2019, the Company’s portfolio consisted of 917 freestanding net lease properties with a weighted average lease term of 14.4 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 100.0% leased to 199 tenants operating 233 different concepts in 16 distinct industries across 45 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.  Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO and AFFO

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

The Company computes Core FFO by excluding from NAREIT defined FFO certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis. Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include items like certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider to assess the Company’s operating performance without the distortions created by non-cash and certain other revenues and expenses.

FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, nor do they represent cash generated from operating activities, and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

EBITDA and EBITDAre

The Company compute EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide important supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

EBITDA and EBITDAre are not measures of financial performance under GAAP. You should not consider EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Net Debt

The Company calculates its net debt as our gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders. The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful and relevant information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs, and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Rental revenue[1,2]	$34,958	$25,496	$97,842	$67,119
Interest on loans and direct financing leases	940	220	1,669	379
Other revenue	393	26	641	75
Total revenues	36,291	25,742	100,152	67,573

Expenses:
Interest	7,207	6,563	20,074	23,474
General and administrative[3]	7,530	3,529	16,455	9,872
Property expenses[4]	442	494	2,334	1,221
Depreciation and amortization	11,141	8,763	30,367	22,842
Provision for impairment of real estate	—	770	1,921	3,526
Total expenses	26,320	20,119	71,151	60,935
Other operating income:
Gain on dispositions of real estate, net	4,087	1,455	8,237	5,100
Income from operations	14,058	7,078	37,238	11,738
Other (loss)/income:
Loss on repurchase of secured borrowings	—	—	(4,353)	—
Interest	114	655	723	719
Income before income tax expense	14,172	7,733	33,608	12,457
Income tax expense	66	26	209	143
Net income	14,106	7,707	33,399	12,314
Net income attributable to non-controlling interests	(861)	(2,383)	(6,076)	(2,482)
Net income attributable to stockholders and members	$13,245	$5,324	$27,323	$9,832

	Three Months Ended September 30,		Nine Months Ended September	Period from June 25, 2018 to September
	2019	2018	30, 2019	30, 2018
Basic weighted-average shares outstanding	72,483,932	42,364,754	58,375,745	42,237,460
Basic net income per share	$0.18	$0.12	$0.46	$0.13
Diluted weighted-average shares outstanding	77,612,949	61,472,675	73,021,273	61,342,278
Diluted net income per share	$0.18	$0.12	$0.45	$0.13

1.

Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $142, $194, $717 and $877 for the three and nine months ended September 30, 2019 and 2018, respectively.

2.	Includes reimbursable income from our tenants of $238, $7, $1,179 and $32 for the three and nine months ended September 30, 2019 and 2018, respectively.
3.

Includes non-recurring expenses of $2,473 for costs and charges incurred in connection with the Eldridge secondary offering and $275 for a provision for potential settlement of litigation for the three and nine months ended September 30, 2019.

4.	Includes reimbursable expenses from our tenants of $238, $7, $1,179 and $32 for the three and nine months ended September 30, 2019 and 2018, respectively.

Essential Properties Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	September 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$547,549	$420,848
Building and improvements	1,117,702	885,656
Lease incentive	4,831	2,794
Construction in progress	10,229	1,325
Intangible lease assets	74,973	66,421
Total real estate investments, at cost	1,755,284	1,377,044
Less: accumulated depreciation and amortization	(79,482)	(51,855)
Total real estate investments, net	1,675,802	1,325,189
Loans and direct financing lease receivables, net	62,505	17,505
Net investments	1,738,307	1,342,694
Cash and cash equivalents	23,446	4,236
Restricted cash	2,776	12,003
Straight-line rent receivable, net	22,592	14,255
Prepaid expenses and other assets, net	18,357	7,712
Total assets	$1,805,478	$1,380,900

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$305,702	$506,116
Unsecured term loan, net of deferred financing costs	199,144	—
Revolving credit facility	155,000	34,000
Intangible lease liabilities, net	9,635	11,616
Dividend payable	17,652	13,189
Accrued liabilities and other payables	17,316	4,938
Total liabilities	704,449	569,859
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 79,672,970 and 43,749,092 issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	796	431
Additional paid-in capital	1,120,300	569,407
Distributions in excess of cumulative earnings	(22,733)	(7,659)
Accumulated other comprehensive income	(5,001)	—
Total stockholders' equity	1,093,362	562,179
Non-controlling interests	7,667	248,862
Total equity	1,101,029	811,041
Total liabilities and equity	$1,805,478	$1,380,900

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands except per share amounts)	2019	2018	2019	2018
Net income	$14,106	$7,707	$33,399	$12,314
Depreciation and amortization of real estate	11,117	8,762	30,295	22,839
Provision for impairment of real estate	—	770	1,921	3,526
Gain on dispositions of real estate, net	(4,087)	(1,455)	(8,237)	(5,100)
Funds from Operations	21,136	15,784	57,378	33,579
Other non-recurring expenses[1]	2,748	—	7,101	—
Core Funds from Operations	23,884	15,784	64,479	33,579
Adjustments:
Straight-line rental revenue, net	(2,982)	(2,198)	(8,879)	(5,715)
Non-cash interest expense	610	817	2,135	1,982
Non-cash compensation expense	1,051	1,051	3,524	1,398
Other amortization and non-cash charges	296	193	743	400
Capitalized interest expense	(95)	(78)	(165)	(214)
Transaction costs	—	32	—	58
Adjusted Funds from Operations	$22,764	$15,601	$61,837	$31,488

Net income per share[2]:
Basic	$0.18	$0.12	$0.46
Diluted	$0.18	$0.12	$0.45
FFO per share[2]:
Basic	$0.27	$0.25	$0.79
Diluted	$0.27	$0.25	$0.78
Core FFO per share[2]:
Basic	$0.31	$0.25	$0.89
Diluted	$0.31	$0.25	$0.88
AFFO per share[2]:
Basic	$0.29	$0.25	$0.85
Diluted	$0.29	$0.25	$0.84

1.

Includes non-recurring expenses of $2,473 for costs and charges incurred in connection with the Eldridge secondary offering and $275 for a provision for potential settlement of litigation during the three and nine months ended September 30, 2019 and our $4,353 loss on repurchase of secured borrowings during the nine months ended September 30, 2019.

2.

Calculations exclude $111, $155 and $378 from the numerator for the three months ended September 30, 2019 and 2018 and the nine months ended September 30, 2019, respectively, related to dividends paid on unvested restricted share awards and restricted share units.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended
(in thousands)	September 30, 2019
Net income	$14,106
Depreciation and amortization	11,141
Interest expense	7,207
Interest income	(114)
Income tax expense	66
EBITDA	32,406
Provision for impairment of real estate	—
Gain on dispositions of real estate, net	(4,087)
EBITDAre	28,319
Adjustment for current quarter investment and disposition activity[1]	2,355
Adjustment to exclude other non-recurring expenses[2]	2,748
Adjustment to exclude lease termination fees and certain percentage rent[3]	(388)
Adjusted EBITDAre - Current Estimated Run Rate	33,034
General and administrative	4,782
Adjusted net operating income ("NOI")	37,816
Straight-line rental revenue, net[1]	(3,086)
Other amortization and non-cash charges	292
Adjusted Cash NOI	$35,022

Annualized EBITDAre	$113,276
Annualized Adjusted EBITDAre	$132,136
Annualized Adjusted NOI	$151,264
Annualized Adjusted Cash NOI	$140,088

1.	Adjustment assumes all investments in and dispositions of real estate made during the three months ended September 30, 2019 had occurred on July 1, 2019.
2.

Adjustment includes non-recurring expenses recorded within general and administrative expenses in our consolidated statement of operations of $2,473 for costs and charges incurred in connection with the Eldridge secondary offering and $275 for a provision for potential settlement of litigation.

3.	Adjustment excludes contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	September 30, 2019
Secured debt:
Series 2016-1, Class A	$53,283
Series 2016-1, Class B	17,243
Series 2017-1, Class A	224,375
Series 2017-1, Class B	15,669
Total secured debt	310,570

Unsecured debt:
Term loan	200,000
Revolving credit facility[1]	155,000
Total unsecured debt	355,000
Gross debt	665,570
Less: cash & cash equivalents	(23,446)
Less: restricted cash deposits held for the benefit of lenders	(2,776)
Net debt	639,348

Equity:
Preferred stock	—
Common stock & OP units (80,226,817 shares @ $22.91/share as of 9/30/19)[2]	1,761,367
Total equity	1,761,367
Total enterprise value ("TEV")	$2,400,715

Net Debt / TEV	26.6%
Net Debt / Annualized Adjusted EBITDAre	4.8	x

1.

The Company’s revolving credit facility provides a maximum aggregate initial original principal amount of up to $400 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

2.	Common equity & units as of September 30, 2019, based on 79,672,970 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.